    As filed with the Securities and Exchange Commission on December 8, 1999.

                                                      REGISTRATION NO. 33-83722
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-1


                                   FILED AS A

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        DUALSTAR TECHNOLOGIES CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

        DELAWARE                                        13-3776834
(STATE OR OTHER JURISDICTION OF                      (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)


               11-30 47TH AVENUE, LONG ISLAND CITY, NEW YORK 11101
                                 (718) 340-6655
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  GREGORY CUNEO
                 CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
               11-30 47TH AVENUE, LONG ISLAND CITY, NEW YORK 11101
                                 (718) 340-6655
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                ----------------

                                   COPIES TO:

                            EILEEN P. MCCARTHY, ESQ.
                               GOULD & WILKIE LLP
                      ONE CHASE MANHATTAN PLAZA, 58TH FLOOR
                          NEW YORK, NEW YORK 10005-1401
                                 (212) 344-5680
                               (212) 809-6890 FAX

                                ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Post-Effective Amendment becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================

    Title of each                   Proposed maximum
class of securities    Amount to     offering price       Proposed maximum             Amount of
  to be registered   be Registered      per unit       aggregate offering price   registration fee
  ----------------   -------------      --------       ------------------------   ----------------


                          Fees paid with filing of Form S-1 on August 31, 1994.

=====================================================================================================




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PROSPECTUS

               4,600,000 SHARES OF COMMON STOCK ($.01 PAR VALUE)
                 ISSUABLE UPON THE EXERCISE OF CLASS A WARRANTS

                        DUALSTAR TECHNOLOGIES CORPORATION
                        ---------------------------------

         This Prospectus relates to the issuance from time to time of up to 4,600,000 shares of Common Stock, par value $.01 per share, of DualStar Technologies Corporation ("DualStar"), upon the exercise of 4,600,000 outstanding Class A Warrants. Each Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share, subject to adjustment in certain circumstances, during the four-year period ending on February 13, 2000. DualStar has the right to purchase back the Warrants for $.05 per Warrant at any time after February 13, 1997 upon thirty (30) days' prior written notice, subject to certain conditions. Upon thirty (30) days' written notice to all holders of the Class A Warrants, DualStar shall have the right to reduce the exercise price and/or extend the term of the Warrants in compliance with the requirements of Rule 13e-4 of the Securities Exchange Act of 1934. See "DESCRIPTION OF SECURITIES."

         The Warrants were initially sold by DualStar in February 1995 in an underwritten offering of units consisting of two shares of Common Stock and two Class A Warrants. The Common Stock and the Warrants trade separately. The Common Stock and Class A Warrants are listed on the Nasdaq National Market under the symbols "DSTR" and "DSTRW," respectively. See "PLAN OF DISTRIBUTION."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ==========================

     See "RISK FACTORS", which begins on page 4, for important information.

                           ==========================


               The date of this Prospectus is _____________, 1999.

                                TABLE OF CONTENTS

                                                                 Page
Where You Can Find More Information.................................2
Prospectus Summary..................................................4
Forward Looking Statements .........................................5
Risk Factors........................................................5
The Company.........................................................6
Use of Proceeds.....................................................8
Plan of Distribution................................................8
Description of Securities...........................................9
Legal Matters......................................................10
Experts............................................................10
Material Changes...................................................10


                       WHERE YOU CAN FIND MORE INFORMATION


         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Such documents also are available for inspection and copying at prescribed rates at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048; and the Northwestern Atrium Center, 500 W. Madison, Suite 1400, Chicago, Illinois 60661-2511. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference filings made subsequent to the filing date and prior to the effective date of this registration statement. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

         (a) Our Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

         (b) Description of the Common Stock set forth in our Registration Statement on Form 8-A filed February 13, 1995;

         (c) Our Quarterly Report on Form 10-Q for the period ended September 30, 1999; and

         (d) Our Current Report on Form 8-K, filed December 3, 1999.

         You may request a copy of these filings at no cost, by writing or calling us at the following address:

                 Office of the Secretary
                 DualStar Technologies Corporation
                 11-30 47th Avenue
                 Long Island City, New York 11101

         You should rely only on the information incorporated by reference or provided in this Prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                               PROSPECTUS SUMMARY

         You should consider the following summary together with more detailed information in this Prospectus and incorporated by reference.

                                   THE COMPANY

         DualStar Technologies Corporation was incorporated in the State of Delaware on June 17, 1994. The principal executive offices of DualStar are located at 11-30 47TH Avenue, Long Island City, New York 11101 and our telephone number is (718) 340-6655.

         Through its wholly owned subsidiaries, DualStar provides comprehensive, integrated mechanical, electrical, electronic, control, environmental, information technology, security, telephone, Internet and television infrastructure systems and services to a wide range of industrial, commercial, residential and institutional customers. In general, DualStar designs, distributes, integrates, installs and maintains its systems and services for its customers on a project and contract basis. DualStar has approximately 400 employees and principally markets its services to its prospective industrial, commercial, residential and institutional customers in the New York Tri-State region.


                                  THE OFFERING


Securities Offered(1)........................  4,600,000 shares of Common Stock


Outstanding Shares of Common Stock Prior to
the Exercise of Warrants.....................  10,791,000


Outstanding Shares of Common Stock Subsequent
to the Exercise of Warrants(2)...............  15,391,000

Use of Proceeds..............................  General Working Capital.  See
                                               "USE OF PROCEEDS."


NASDAQ SYMBOLS - Common Stock                  DSTR
               - Class A Warrants              DSTRW



         (1) DualStar is offering up to 4,600,000 shares of Common Stock issuable upon exercise of the Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $4.00 per share during the four-year period ending on February 13, 2000. The Class A Warrants may be purchased back by DualStar upon certain conditions. See "DESCRIPTION OF SECURITIES."

         (2) Assumes exercise of all Class A Warrants.

                           FORWARD LOOKING STATEMENTS

We make statements in this Prospectus and the documents we incorporate by reference that are considered forward-looking within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans" and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see the documents we incorporate by reference for more information on these factors. These forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus.

                                  RISK FACTORS

You should carefully consider the following factors relating to the business of DualStar and this offering. You should carefully review all risk factors in addition to matters set forth elsewhere in this Prospectus. Such information is presented as of the date of this Prospectus and is subject to change, completion or amendment without notice.

NO ASSURANCE OF FUTURE PROFITABILITY OR PAYMENT OF DIVIDENDS

         No assurance can be given that we will be profitable in the future. If our operations remain profitable, we would likely retain much or all of the earnings in order to finance future growth and expansion. Therefore, presently we do not intend to pay dividends on the Common Stock.

ECONOMIC FACTORS

         Our business may be adversely affected by a downturn in the economy as a whole or in the contracting and communications industries in particular. Our business would also be adversely affected in the event of a significant increase in interest rates which would result in an increase in our borrowing costs.

EXERCISE OF CLASS A WARRANTS MAY HAVE DILUTIVE EFFECT ON MARKET

         When the market price of the Common Stock rises, you may be able to profit from exercising the Class A Warrants. However, such exercise, which are expected to be at a price lower than the then current market price of the Common Stock, may result in dilution in the ownership of DualStar by the then stockholders. The Warrant holders most likely would exercise the Warrants and purchase the underlying Common Stock at a time when there is an increase in the stock price. However at that time, DualStar might be able to raise more capital by issuing Common Stocks at the market price.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES

         The SEC has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price less than $5.00 per share, subject to certain exceptions. Our Common Stock and Class A Warrants are currently listed on the Nasdaq National Market and, as a result, they are currently not subject to the definition of "penny stock." If the Common Stock is removed from listing on Nasdaq, it may become subject to "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such stock to persons other than established customers and accredited investors (generally, persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such stock and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, the rules require the delivery of a risk disclosure document relating to the penny stock market prior to the transaction. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell DualStar's Common Stock in the secondary market.

         If our Common Stock is not qualified for listing on the Nasdaq National Market, we would attempt to have the stock traded in the over-the-counter market via the Electronic Bulletin Board or the "pink sheets." If that happens, stockholders may encounter substantially greater difficulty in selling their stock and/or obtaining accurate quotations as to the prices of the stock.

                                   THE COMPANY

OVERVIEW

         DualStar Technologies Corporation was incorporated in the State of Delaware on June 17, 1994. Through its wholly owned subsidiaries, DualStar provides comprehensive, integrated mechanical, electrical, electronic, control, environmental, information technology, security, telephone, Internet and television infrastructure systems and services to a wide range of industrial, commercial, residential and institutional customers. In general, DualStar designs, distributes, integrates, installs and maintains its systems and services for its customers on a project and contract basis. DualStar has approximately 400 employees and principally markets its services to its prospective industrial, commercial, residential and institutional customers in the New York Tri-State region.

BACKGROUND

         In August 1994, DualStar acquired Centrifugal Associates, Inc. and Mechanical Associates, Inc. in an exchange of securities, and each became wholly owned subsidiaries of DualStar. Centrifugal Associates began operations in 1964 and Mechanical Associates began operations in 1989.

         DualStar formed Trident Mechanical Systems, Inc. in May 1995; Property Control, Inc. and Centrifugal/Mechanical Associates, Inc. in June 1995; High-Rise Electric, Inc. in July 1995; DualStar Communications, Inc. in February 1996; Integrated Controls Enterprises, Inc. in August 1996; and HR Electrical Systems, Inc. in June 1998. (DualStar and its subsidiaries are collectively referred to as the "Company", unless otherwise specified.)

         The Company's customers, who are primarily concentrated in the New York Tri-State region, include various general contractors, banks, hospitals, hotels, insurance companies, securities exchanges, governmental agencies, and subcontractors. The Company's production and engineering facilities are capable of fabricating and assembling mechanical and electromechanical systems and subsystems. The Company maintains a comprehensive engineering test and inspection program to ensure that these systems meet customer requirements for performance and quality workmanship. In addition, pipe fabrication and machine shops allow for the manufacture of both prototype and production hardware. To support its internal operation and to extend its overall capacity, the Company purchases a wide variety of components, assemblies and services from outside manufacturers, distributors and service organizations.

         For Centrifugal Associates, Mechanical Associates, Centrifugal/Mechanical Associates and High-Rise Electric, the Company's marketing strategy has focused on cultivating long-term relationships with developers, mechanical and electrical engineers and general contractors. As a result of its limited and focused target market, the Company's marketing efforts rely primarily on direct sales efforts (including engineering presentations) which emphasize the Company's quality control and value engineering. The relatively high dollar value of each contract (generally ranging from $5 million to $15 million), combined with the technically complex nature of the projects covered by the Company's contracts result in an in-depth and complex purchase decision process for each contract. The selling cycle for the Company's contracts typically lasts approximately 90 days. Sales activities are handled by a combination of direct sales personnel and independent sales representatives, who may also sell products of the Company's competitors. Due to the depth of analysis involved in the customer's purchase decision, management emphasizes frequent interaction between the direct sales staff, its independent sales representatives and the buyer throughout the selling process.

         The marketing strategy of Trident Mechanical Systems has focused on the solicitation of property owners, general contractors, commercial tenants and property management companies. The strategy of DualStar Communications has been to solicit property owners, associations, developers and management companies. Integrated Controls Enterprises solicits property owners, general contractors, and mechanical contractors in addition to serving the mechanical subsidiaries of DualStar. HR Electrical Systems solicits general contractors, building owners and industry consultants, in addition to performing electrical contracting work for the DualStar's other subsidiaries.

DESCRIPTION OF BUSINESS

         DualStar's present intention is to expand its new lines of business through internal growth rather than by acquisition. DualStar has implemented this strategy by establishing subsidiaries with the intent that each subsidiary is to focus on a different line of business.

         Centrifugal Associates, Mechanical Associates and
Centrifugal/Mechanical Associates engage in mechanical contracting services. Their engagements are generally performed under fixed price long-term contracts undertaken with general contractors. The lengths of these long-term contracts vary, but typically rang from one to two years.

         High-Rise Electric designs and installs sophisticated electrical systems for newly constructed residential and commercial high-rise buildings. Some of the work performed by High-Rise (e.g., installation of control wiring) was previously subcontracted by the Company to unaffiliated companies.

         Trident Mechanical Systems provides medium-sized institutions and commercial buildings and tenants with heating, ventilation and air conditioning
(HVAC) systems, generally pursuant to contracts valued at less than $3 million. In addition, Trident provides HVAC service and maintenance.

         DualStar Communications is a single source provider of systems and services for local, regional and long distance telephone, high-speed Internet access, cable and direct broadcast satellite television, and security to multiple dwelling units. It is a Competitive Local Exchange Carrier (CLEC), an Internet Service Provider (ISP), and a Private Cable Operator (PCO). As an integrated communications provider (ICP), DualStar Communications bundles and delivers custom-tailored information, communication, entertainment and security services to its subscribers by the CyberBuilding (Registered Trademark) system that it designs and installs in multiple dwelling units.

         Integrated Controls Enterprises supplies, installs and services facility management, energy management, building automation, and commercial temperature control systems. In general, Integrated Controls Enterprises acts as a subcontractor to mechanical subcontractors, including those of the Company. Integrated Controls Enterprises also works directly for real property owners and general contractors.

         HR Electrical Systems designs and installs electrical systems on contracts generally valued at up to $3 million, and specializes on work such as fiber optics, local area networks, security and fire alarm systems, HVAC controls and building management systems. In addition, HR Electrical Systems performs conventional electrical installations of lighting and power on new construction and alteration projects.

         Property Control owns or manages the Company's fixed asset or office peripheral needs, e.g., ownership and maintenance of real property. Property Control also monitors supplies among the Company's divisions, and is responsible for keeping all Company facilities in compliance with OSHA regulations.

                                 USE OF PROCEEDS

         To the extent any of the Class A Warrants are exercised, DualStar anticipates that the proceeds from such exercise would be contributed to the general working capital of DualStar. Nevertheless, DualStar may at the time of exercise allocate all or a portion of the proceeds to any other corporate purpose. If all warrants are exercised, the total proceeds would be $18,400,000.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock to which this Prospectus relates are exclusively for the purpose of issuance upon the exercise of the Warrants. Each Warrant, when exercised, entitles the holder thereof to receive one share of Common Stock upon the payment of the exercise price of $4.00 per share. The Warrants are exercisable for a four-year period ending on February 13, 2000. See "Description of Securities - Class A Warrants."

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The authorized Common Stock of DualStar consists of 25,000,000 shares of Common Stock, $.01 par value per share, of which 10,791,000 shares were issued and outstanding as of October 7, 1999. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock is not subject to redemption. All shares of Common Stock are entitled to share equally in dividends from sources legally available as and when declared by the Board of Directors. Upon any liquidation or dissolution of DualStar, the holders of Common Stock are entitled to share equally in the assets of DualStar available for distribution to stockholders. All outstanding shares of Common Stock are, and all shares to be issued upon exercising of Class A Warrants will be, validly authorized and issued, fully paid and nonassessable. All shares to be sold and issued as contemplated here, will be validly authorized and issued, fully paid and nonassessable. The Board of Directors is authorized to issue additional shares of Common Stock, not to exceed the amount authorized by DualStar's Certificate of Incorporation. The Board of Directors is also authorized to issue options, warrants and other securities for the purchase of additional shares, on terms and conditions and for consideration as the Board may deem appropriate without further stockholder action. Each holder of Common Stock is entitled to one vote per share on all matters on which stockholders are entitled to vote. Since the Common Stock does not have cumulative voting rights, the holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors. The above description concerning the Common Stock of DualStar is not complete. Reference is made to DualStar's Certificate of Incorporation and By-laws which are available for inspection upon proper notice at DualStar's offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

CLASS A WARRANTS

         DualStar currently has 4,600,000 Class A Warrants outstanding. Each Class A Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $4.00 per share subject to adjustment in certain circumstances, during the four-year period ending February 13, 2000. The Class A Warrants are redeemable by DualStar for $.05 per Class A Warrant, at any time after February 13, 1997, upon 30 days' prior notice, if the closing bid price of the Common Stock, as reported by the Nasdaq National Market, equals or exceeds $9.00 per share for any 20 consecutive trading days within a period of 30 days prior to 10 days of the notice of redemption.

         The Warrants can only be exercised when there is a current effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants. If DualStar does not or is unable to maintain a current effective registration statement, the Warrant holders will be unable to exercise the Warrants and the Warrants may become valueless. Moreover, if the shares of Common Stock underlying the Warrants are not registered or qualified for sale in the state in which a Warrant holder resides, such holder might not be permitted to exercise the Warrants.

         Warrant holders may exercise their Warrants by (i) surrendering the Warrant certificate; (ii) properly completing and executing the form of election to purchase on the reverse side of the Warrant certificate; and (iii) paying the exercise price to the Warrant Agent. The Warrants may be exercised in whole or in part from time to time. If less than all of the Warrants evidenced by a Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

         Warrant holders are protected against dilution of the equity interest in the underlying shares of Common Stock upon the occurrence of certain events, such as issuance of stock dividends. If DualStar merges, reorganizes or is acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up of DualStar, Warrants holders are not entitled to receive DualStar's assets.

WARRANT AGENT, TRANSFER AGENT AND REGISTRAR

         The warrant agent, transfer agent and registrar for the securities of DualStar is American Stock Transfer & Trust Company located at 40 Wall Street, New York, New York 10005.

REPORTS TO SECURITY HOLDERS

         DualStar will furnish to holders of its Common Stock annual reports containing audited financial statements. DualStar may issue other unaudited interim reports to its stockholders as it deems appropriate. DualStar is also required to comply with certain reporting, proxy solicitation and other requirements of the Securities Exchange Act of 1934.

                                  LEGAL MATTERS

         Gould & Wilkie LLP has passed upon the legality of the Common Stock for DualStar. Gould & Wilkie LLP is located at One Chase Manhattan Plaza, New York, New York 10005.

                                     EXPERTS

         Grant Thornton LLP, independent certified public accountants, audited DualStar's Consolidated Financial Statements as of June 30, 1999 and 1998 and for the years then ended. These financial statements are incorporated by reference in this Registration Statement. We have relied on Grant Thornton LLP as experts in accounting and auditing.

                                MATERIAL CHANGES

         There are no material changes from the time of the last annual report filed by DualStar with the SEC and incorporated by reference in this Registration Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         DualStar's Restated Certificate of Incorporation ("Certificate of Incorporation") provides that DualStar shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of Delaware, indemnify and advance expenses to any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for shall not be deemed exclusive of any other rights.

         Section 145 of the General Corporation Law of the State of Delaware allows corporations to indemnify officers, directors, employees and agents against judgements, fines and amounts paid in settlement in certain actions, including reasonable costs and expenses, associated with civil and criminal suits related to their services in these capacities. The indemnification applies to civil cases arising from acts made in good faith, reasonably believing that they were in or not opposed to the best interests of the corporation. It may also apply to criminal cases if the person had no reason to believe his conduct was unlawful. In some cases, the availability of indemnification may be up to the discretion of the court in which the suit was brought.

         The Certificate of Incorporation also provides that no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. This provision does not abrogate a director's fiduciary duty to DualStar and its shareholders, but eliminates personal liability for monetary damages for breach of that duty. This provision does not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction which involves a conflict between the interest of the corporation and those of the director) or for violations of the federal securities laws.

         DualStar also maintains directors and officers liability insurance for the benefit of its officers and directors.

ITEM 16.      EXHIBITS

EXHIBIT NO.   DESCRIPTION

5.0           Opinion of Gould & Wilkie LLP*


23.1          Consent of Grant Thornton LLP*


23.2          Consent of Gould & Wilkie LLP (see Exhibit 5.0)*

----------
* Previously filed

ITEM 17.     UNDERTAKINGS

      (a)    The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Long Island City, New York on December 8, 1999.

                                      DUALSTAR TECHNOLOGIES CORPORATION


                                      By: /s/ Gregory Cuneo
                                         -------------------
                                          Gregory Cuneo
                                          Chairman, President and
                                          Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                      Title                     Date
         ---------                      -----                     ----

/s/ Gregory Cuneo               Chairman, President,         December 8, 1999
----------------------------    Chief Executive Officer
Gregory Cuneo                   and Director


/s/ Robert J. Birnbach          Executive Vice President,    December 8, 1999
----------------------------    Chief Financial Officer
Robert J. Birnbach              [Principal Financial
                                Officer] and Director


/s/ Joseph C. Chan              Vice President and           December 8, 1999
----------------------------    Chief Accounting
Joseph C. Chan                  Officer [Principal
                                Accounting Officer]


/s/ Ronald Fregara              Executive Vice President     December 8, 1999
----------------------------    and Director
Ronald Fregara



/s/ Michael J. Abatemarco       Director                     December 8, 1999
----------------------------
Michael J. Abatemarco

/s/ Lloyd I. Miller, III        Director                     December 8, 1999
----------------------------
Lloyd I. Miller, III


/s/ Raymond L. Steele           Director                     December 8, 1999
----------------------------
Raymond L. Steele


 /s/ Jared E. Abbruzzese        Director                     December 8, 1999
----------------------------
Jared E. Abbruzzese


/s/ Stephen J. Yager            Executive Vice President,    December 8, 1999
----------------------------    Secretary and Director
Stephen J. Yager